EXHIBIT 99.1

Amendments to the Deferred Compensation Plan for Employees of The Boeing Company,

as adopted on November 4, 2005 by the Compensation Committee of the Board of

Directors of The Boeing Company

RESOLVED, that pursuant to Section 8 of the Plan and resolutions of the Board of Directors dated April 27, 1998, delegating powers of amendment to this Committee, the Plan is hereby amended substantially as follows, effective as of January 1, 2006 (or as of such earlier or later dates specified herein):

1. By inserting the following paragraph after the second paragraph of Section 3 of the Plan:

“The annual enrollment deadline under this Section shall be extended from December 1, 2005 to December 15, 2005, with respect to elections otherwise due by December 1, 2005.”

2. By adding the following paragraph to Section 4 of the Plan:

“Effective with respect to amounts deferred on or after January 1, 2006, (including amounts for which deferral elections are made prior to January 1, 2006) the Company will no longer provide any matching contribution under this Section 4 on any contributions deferred into a Stock Unit account; provided that in the case of deferrals that were the subject of an election to defer into a Stock Unit account made prior to January 1, 2005, the Company will continue to match such deferrals of Boeing Stock Units and Performance Share Awards that are not yet vested (upon vesting) and such deferrals of 2005 Annual Incentive Awards to be paid in 2006.”

3. By adding the following paragraphs to the end of Section 5 of the Plan:

“Effective in May 2006, in addition to the Interest Credit and Stock Unit methods of allocating earnings on deferred amounts, a Participant may choose to diversify most of the Participant’s deferrals by electing that the Participant’s account be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under The Boeing Company Voluntary Investment Plan (“VIP”) as designated by the Committee from time to time, pursuant to an election by the Participant to have the Participant’s account credited as though the Participant had elected to invest in such funds in such increments as the Participant shall direct in accordance with rules to be established by the Committee or its delegates; provided that the Committee may disregard such elections in its discretion.

Deferrals eligible for diversification include:

a.	Previous and future salary deferrals (once earned);

b.	Previous and future cash annual incentive deferrals (once earned);

c.	Vested Boeing Stock Unit (BSU) deferrals;

d.	Unvested BSU deferrals (once vested);

e.	Performance Share deferrals that were vested as of December 31, 2005; and

f.	In the case of a Participant whose termination of employment occurs on or before December 31, 2005, any matching contributions credited to the Participant’s accounts as of January 3, 2006 (the next business day the Exchange is open).

Performance Shares that are unvested as of December 31, 2005, and deferred into the Stock Unit account shall not be eligible for diversification, even upon vesting. Matching contributions (except as described in (f) above) and LTIP (long-term incentive) awards also shall not be eligible for diversification.”

4. By adding the following sentence to the end of the paragraph in Section 5 of the Plan titled “Special Election for Terminating Employees”:

“Effective as of January 1, 2006, the special one-time election for terminating employees under this Section 5 of the Plan shall no longer be available, and no such election received after December 31, 2005 will be effective.”

5. By adding the following sentences after the fourth paragraph of Section 6 of the Plan:

“Notwithstanding the foregoing, effective for participants who terminate employment on or after January 1, 2006, a Participant may make a separate election as to the timing and form of distribution of (i) the Participant’s Company matching contributions and (ii) the balance of the Participant’s Plan accounts, and all matching contributions paid from such Participants’ accounts shall be paid in whole shares of the Company’s common stock. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash or applied to federal withholding.”

6. By adding the following section as new Section 6A to the Plan:

“6A. Special Rules for Deferrals of Long-Term Incentive Awards. Notwithstanding any provision of the Plan to the contrary, deferrals of long-term incentive awards shall be further subject to the following:

a.	A Participant may elect to have deferrals of LTIP (long-term incentive) awards granted after January 1, 2006, credited with earnings only under the Stock Unit Method. Such deferrals will be paid upon distribution in whole shares of the Company’s common stock. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash or applied to federal withholding. In addition, Participants who wish to defer some or all of their LTIP award granted in 2006 must make an affirmative deferral election during the 2005 enrollment period.

b.	With respect to deferred Performance Share awards that were deferred into the Stock Unit account and are unvested as of December 31, 2005, Participants may make a one-time election, on or before December 15, 2005, as follows:

i.	Maintain the deferral into the Stock Unit account, with payments made upon distribution in whole shares of the Company’s common stock. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash or applied to federal withholding. Participants electing this option will continue to be eligible for a 25 percent Company match if the Performance Shares vest;

ii.	Cancel outstanding deferral elections, in which case all such unvested Performance Share awards shall be paid to the Participant in stock upon vesting in accordance with their terms; provided that no matching contribution will be made with respect to cancelled elections; or

iii.	Change the method of crediting earnings from the Stock Unit account to the Interest Credit Account (which amounts may be further diversified beginning in May 2006 effective with the addition of new investment funds as described in Section 5 of the Plan), provided that no matching contribution will be made with respect to any amounts not retained in the Stock Unit account.

Participants may make a separate election under (b)(i), (ii), or (iii) above with respect to each previous annual Performance Share deferral election. A Participant who does not make an affirmative election will be deemed to have elected option (b)(i) above.

c.	With respect to deferred Performance Shares that were deferred into the Interest Credit account and are unvested as of December 31, 2005, Participants may make a one-time election, on or before December 15, 2005, as follows:

i.	Maintain the deferral into the Interest Credit account (which amounts may be further diversified beginning in May 2006 effective with the addition of new investment funds as described in Section 5 of the Plan); or

ii.	Cancel outstanding deferral elections, in which case all such unvested Performance Share awards shall be paid to the Participant in stock upon vesting in accordance with their terms.

Participants may make a separate election under (c)(i) or (ii) above with respect to each previous annual Performance Share deferral election. A Participant who does not make an affirmative election will be deemed to have elected option (c)(i) above.”